Exhibit 99.1

McMoRan Exploration Co. Reports

Second-Quarter and Six-Month 2004 Results &

Updates Gulf of Mexico Drilling &

Main Pass Energy HubTM Activities

HIGHLIGHTS

•

Second-quarter 2004 net loss of $11.2 million, $0.65 per share, compared with second-quarter 2003 net loss of $11.3 million, $0.68 per share.

•

Active exploration activities ongoing in Gulf of Mexico:

o

Minuteman prospect, at Eugene Island Blocks 212/213, has been drilled to 19,820 feet.  After encountering hydrocarbons, the well had an underground gas flow.  The well has been stabilized and a by-pass well will be drilled to 22,000 feet in the third quarter of 2004 to evaluate the deep objectives.

o

Deep Tern prospect, at Eugene Island Block 193, commenced drilling on July 13, 2004 and is currently drilling below 4,500 feet.

o

Dawson Deep “take point” well, at Garden Banks Block 625, is expected to commence in the third quarter of 2004.

o

Additional exploratory wells are expected to be drilled during the second half of 2004.

•

Three wells in the JB Mountain/Mound Point area are currently producing at an aggregate gross rate of approximately 75 million cubic feet of natural gas equivalent per day (Mmcfe/d).

•

Main Pass Energy HubTM (MPEHTM) license application for offshore LNG terminal at Main Pass Block 299 deemed complete by the U.S. Coast Guard (Coast Guard).  Final Coast Guard decision on license application is expected in the second quarter of 2005.

•

Active discussions continue with a number of producers of LNG in the Atlantic Basin regarding commercial arrangements for our proposed MPEHTM facility.

NEW ORLEANS, LA, July 22, 2004 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $11.2 million, $0.65 per share, for the second quarter of 2004 and $24.5 million, $1.43 per share for the six months ended June 30, 2004 compared with a net loss of $11.3 million, $0.68 per share, for the second quarter of 2003 and net income of $7.2 million, $0.44 per share, for the six months ended June 30, 2003.  McMoRan’s net loss from continuing operations for the second quarter of 2004 totaled $9.1 million, which includes $7.4 million of exploration expense and $1.7 million of start-up costs associated with the MPEHTM.  The six-month 2003 period included a gain of $22.2 million, $1.35 per share, reflecting the cumulative effect of a change in accounting principle upon adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

Summary Financial Table	Second Quarter		Six Months
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$2,923	$2,703	$6,514	$7,467
Operating loss	(7,594)	(9,382)	(16,672)	(11,657)
Loss from continuing operations	(9,137)	(9,405)	(20,264)	(11,648)
Loss from discontinued operations	(1,692)	(1,417)	(3,409)	(2,451)
Cumulative effect adjustment	-	-	-	22,162
Net income (loss) applicable to common stock	(11,239)	(11,252)	(24,495)	7,180
Basic and diluted net income (loss) per share: Continuing operations	$(0.55)	$(0.59)	$(1.23)	$(0.76)
Discontinued operations	(0.10)	(0.09)	(0.20)	(0.15)
Cumulative effect adjustment	-	-	-	1.35
Applicable to common stock	$(0.65)	$(0.68)	$(1.43)	$0.44
Basic and diluted average shares outstanding	17,170	16,649	17,102	16,445

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “McMoRan is continuing to aggressively pursue its high impact deep targets on the Shelf of the Gulf of Mexico.  We expect to have four prospects drilling in the third quarter and to commence drilling of three exploratory prospects during the fourth quarter.  We are active in evaluating additional exploratory prospects to add to our existing inventory.  We are also making excellent progress in the establishment of our Main Pass Energy HubTM project.  Both opportunities have the potential to add meaningful values for the benefit of our shareholders.”

GULF OF MEXICO EXPLORATION DRILLING ACTIVITIES

In January 2004, McMoRan announced an agreement with a new exploration partner which enabled McMoRan to significantly expand its exploration drilling activities.  Under this multi-year exploration venture, a private exploration and production company has committed to spend a minimum of $200 million for its share of the venture’s exploration costs.  During the second quarter of 2004, McMoRan and its exploration venture partner amended their original agreement to provide for a $12 million management fee to McMoRan for 2004.  During the second quarter of 2004, McMoRan recognized $6.0 million of the fee in income ($3.3 million and $2.7 million reduction in general and administrative expense and exploration expense, respectively) and expects to recognize the balance in the second half of 2004.  The partner has the right to participate for 50 percent of McMoRan’s interest in prospects and will fund 50 percent of the costs.  Since inception, McMoRan and its partner have participated in the Dawson Deep, Minuteman, Lombardi Deep and Deep Tern exploratory wells.

In the second half of 2004, McMoRan and its venture partner expect to participate in the following exploratory wells:

	MMR Working Interest	MMR Net Revenue Interest*	Water Depth	Proposed Total Depth	Spud Date
In-Progress
Eugene Island Blocks 212/213 "Minuteman"	33.3%	24.3%	100'	22,000'	March 22, 2004
Eugene Island Block 193 "Deep Tern Pliocene"**	26.7%	20.6%	90'	17,000'	July 13, 2004
	MMR Working Interest	MMR Net Revenue Interest*	Water Depth	Proposed Total Depth	Proposed Spud Date
Scheduled for 2004
Eugene Island Block 193 "Deep Tern Miocene"	48.6%	37.2%	90'	20,350'	After Pliocene
Garden Banks Block 625 "Dawson Deep Take Point"	30.0%	24.0%	2,900'	23,674'	August 2004
High Island Block 131 “King of the Hill"	25.0%	19.6%	40’	17,300'	3Q 2004
South Marsh Island Block 224 "JB Mountain Deep"	27.5%	19.4%	10'	23,000'	4Q 2004
South Marsh Island Block 217 "Hurricane Upthrown"	27.5%	19.4%	10'	19,500'	4Q 2004
Vermilion Blocks 227/228 "Caracara"	25.0%	20.8%	115’	18,500'	4Q 2004
East Cameron Block 342 "Falcon"	25.0%	18.8%	260'	18,500'	First Half 2005

NOTE: Interest currently held may change as a result of partner elections or future drilling arrangements.

* McMoRan, where applicable, is seeking royalty relief which could result in increased net revenue interest on early production.

** Development well.

The Minuteman well at Eugene Island Block 213 has been drilled to a total measured depth of 19,820 feet.  Log-while-drilling (LWD) tools indicated approximately 50 gross feet of potential hydrocarbon pay, when an underground gas flow occurred in the well.  Efforts to stabilize the well were successful and McMoRan and its partners are planning to drill a by-pass well from the original wellbore.  McMoRan believes that its “well control” insurance will provide reimbursement of McMoRan’s share of the costs incurred to stabilize the well and drilling costs associated with the by-pass hole to the original depth drilled.  Drilling of the by-pass hole is expected to commence promptly and will be drilled to a proposed depth of 22,000 feet.  McMoRan’s facilities at Eugene Island Block 215, approximately 7 miles from Minuteman, are capable of processing over 100 Mmcfe/d.  If successful, the well could be tied in to these facilities and be producing by year-end 2004.  Spinnaker Exploration Company (NYSE: SKE) operates Minuteman with a 33.3 percent working interest.  McMoRan controls approximately 9,600 acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

McMoRan plans to participate in a ‘take point’ well at the Dawson Deep well at Garden Banks Block 625 in an effort to maximize the hydrocarbon production indicated in the original and sidetrack wells that were drilled earlier in 2004.  Drilling is expected to commence in the third quarter of 2004.  As previously announced, the Dawson Deep No. 2 Side Track No. 1 appraisal well was drilled to a total measured depth of 27,953 feet.  Kerr-McGee Oil & Gas Corporation, a wholly owned affiliate of Kerr-McGee Corporation (NYSE: KMG), operates Dawson Deep with a 25 percent working interest. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to Kerr-McGee’s recently commissioned Gunnison spar facility, which achieved initial production in December 2003.

The Eugene Island Block 193 No. C-2 (Deep Tern) well commenced on July 13, 2004 and is currently drilling below 4,500 feet towards a proposed total depth of 20,350 feet.  McMoRan will operate the well which will test both Pliocene sands (development objective) and Miocene sands (exploration objective).  ChevronTexaco will participate with a 43.7 percent working interest in the well through the Pliocene objective.  McMoRan controls 17,500 acres in the area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

The Lombardi Deep No. 1 exploratory well at Vermilion Block 208 commenced drilling on March 25, 2004 and was drilled to a total depth of 19,697 feet.   Evaluation of the drilling results determined that the well did not contain commercial quantities of hydrocarbons and the well has been plugged and abandoned.  McMoRan charged $6.8 million to exploration expense during the second quarter of 2004 for its 50 percent share of drilling and related costs in the Lombardi Deep well.

McMoRan currently has rights to approximately 215,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements and recently has augmented its portfolio with additional prospects.  Other exploratory wells may be drilled as prospects are developed and ownership arrangements are negotiated.

JB MOUNTAIN/MOUND POINT AREA DEVELOPMENT ACTIVITIES

McMoRan is a participant in an exploration program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in the prospects, and will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  All exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

Gross production from the three producing wells in the JB Mountain/Mound Point area averaged 43 Mmcfe/d in the second quarter of 2004 as the operator worked to address mechanical issues during the quarter.  The three wells in the program are currently producing at rates approximating 75 Mmcfe/d.  Remedial activities were successfully completed in late June on the South Marsh Island Block 223 No. 219 (JB Mountain No. 2) well (currently producing approximately 55 Mmcfe/d) and additional remedial work is planned on the South Marsh Island Block 223 No. 218 (JB Mountain No. 1) well in the third quarter of 2004.  Enhancements to the production facilities, which would increase the production capacity of the facility jointly handling the JB Mountain and Mound Point wells, are expected to be installed during the third quarter of 2004.

Significant further exploration and development opportunities exist at both the JB Mountain and Mound Point prospects.  As previously reported, the South Marsh Island Block 223 No. 221 (JB Mountain No. 3) well commenced drilling on December 15, 2003 and was drilled to 14,688 feet.  Prior to reaching the target objective, the well was temporarily abandoned following mechanical difficulties.  The operator is evaluating the well which could result in sidetracking to a proposed total depth of 22,000 feet.  The Louisiana State Lease 340 well (Mound Point Offset No. 2) commenced drilling on January 30, 2004 and was drilled to 18,724 feet.  After logging the well, which indicated the presence of both hydrocarbon-bearing and wet sands, the well was temporarily abandoned.  The operator is considering a potential deepening of the well.

REVERSIONARY INTEREST STATUS

In February 2002, McMoRan sold three oil and gas properties for $60.0 million and retained a reversionary interest in the three properties equal to 75 percent of the transferred interests following payout of $60 million plus a specified annual rate of return.  The properties sold were Vermilion Block 196 (Lombardi), Main Pass Blocks 86/97 (Shiner), and 80 percent of McMoRan’s interests in Ship Shoal Block 296 (Raptor).  One of the two wells comprising the Shiner prospect commenced production in June 2004, and the second is expected to commence production in the second half of 2004.  There are four wells currently producing on these properties at an average rate of 14 Mmcfe/d, net to the third party’s interests.  At June 30, 2004, the remaining amount of net proceeds required to reach payout approximated $20 million, a reduction of approximately $15 million from the December 31, 2003 balance.  The payout balance will be increased by additional costs expected to be required to establish production from the remaining Shiner well.  Based on the estimated future production from these properties and current natural gas and oil price projections, McMoRan estimates payout for these properties could occur by early 2005.  The timing of the reversion will depend upon many factors including oil and gas prices, flow rates, expenditures and timing of the commencement of production from the second Shiner well.

MAIN PASS ENERGY HUBTM UPDATE

On June 9, 2004, notice of acceptance of our license application as complete was published in the Federal Register.  The application was filed under the U.S. Deepwater Port Act, which established a one-year timeframe for a decision on the application.  Pursuant to federal law, the Coast Guard has a specified 330-day period (ending May 5, 2005 for MPEHTM) from the date the application is deemed complete either to issue the license or deny the application.

As previously announced, McMoRan is engaged in active discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States regarding commercial arrangements for the facilities.  There is significant interest in the proposed project and McMoRan is advancing its commercial discussions in parallel with the permitting process.

The proposed terminal would be capable of receiving and conditioning 1 billion cubic feet (Bcf) per day of LNG and is being designed to accommodate potential future expansions.  The massive 2-mile diameter salt dome located at the site would provide significant storage capacity for natural gas.  Current plans for the MPEHTM include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of 2.5 Bcf per day.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan plans to use the substantial existing platforms and infrastructure at the site for the LNG vaporization and surface storage facilities, providing significant construction timing advantages and cost savings.  The facilities could be operational by early 2008, which would make MPEHTM one of the first U.S. offshore LNG terminals.  Safety and security aspects of the facility are enhanced by its offshore location.

REVENUES/PRODUCTION

McMoRan’s second-quarter 2004 revenues totaled $2.9 million, compared to $2.7 million during the second quarter of 2003.  McMoRan’s second-quarter 2004 production averaged approximately 5 Mmcfe/d.   McMoRan expects its average net production rate to approximate 6 Mmcfe/d in the third quarter of 2004 and 8 Mmcfe/d for the fourth quarter of 2004.  During the second quarter of 2004, McMoRan’s sales volumes totaled 0.3 Bcf of gas and 11,900 barrels of oil and condensate compared to 0.3 Bcf of gas and 21,600 barrels of oil and condensate in the second quarter of 2003.   McMoRan’s second-quarter comparable average realizations for gas were $6.51 per thousand cubic feet (Mcf) in 2004 and $5.27 per Mcf in 2003; for oil, McMoRan received an average of $38.00 per barrel in 2004 compared to $29.53 per barrel in 2003.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES

At June 30, 2004, McMoRan had unrestricted cash and cash equivalents of $85.9 million.  McMoRan expects to incur approximately $40-50 million for exploratory drilling costs during the second half of 2004.  In addition, McMoRan plans to incur $3 million over the balance of the year to advance permitting and commercialization of MPEHTM.  McMoRan is considering additional financing opportunities to continue the aggressive pursuit of its business plan.

DISCONTINUED SULPHUR OPERATIONS

McMoRan’s discontinued operations resulted in a net loss of $1.7 million during the second quarter of 2004, primarily reflecting retiree-related costs associated with former sulphur employees, legal expenses, and certain caretaking costs for the closed sulphur facilities.  McMoRan’s discontinued operations resulted in a net loss of $1.4 million in the second quarter of 2003.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan and MPEHTM is available on our internet websites “www.mcmoran.com” and “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project; the expected near-term funding of the related permitting process and the estimated capital costs for developing the project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the second-quarter 2004 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, August 6, 2004.

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McMoRan EXPLORATION Co.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$2,923	$2,703	$6,514	$7,467
Costs and expenses:
Production and delivery costs	488 [a]	2,136	2,014 [a]	3,747
Depreciation and amortization	1,012	1,582	2,388	3,384
Exploration expenses	7,406 [b,c]	5,881	10,732 [b,c]	7,676
General and administrative expenses	(100)[c]	2,486	2,058 [c]	4,317
Start-up costs for Main Pass Energy Hub™ [d]	1,711	-	5,994	-
Total costs and expenses	10,517	12,085	23,186	19,124
Operating loss	(7,594)	(9,382)	(16,672)	(11,657)
Interest expense	(2,180)	-	(4,412)	(2)
Equity in K-Mc Venture I LLC’s income	409	-	443	-
Other income (expense), net	228	(23)	377	12
Provision for income taxes	-	-	-	(1)
Loss from continuing operations	(9,137)	(9,405)	(20,264)	(11,648)
Loss from discontinued operations	(1,692)	(1,417)	(3,409)	(2,451)
Net loss before cumulative effect of change in accounting principle	(10,829)	(10,822)	(23,673)	(14,099)
Cumulative effect of change in accounting principle [e]	-	-	-	22,162
Net income (loss)	(10,829)	(10,822)	(23,673)	8,063
Preferred dividends and amortization of convertible preferred stock issuance costs	(410)	(430)	(822)	(883)
Net income (loss) applicable to common stock	$(11,239)	$(11,252)	$(24,495)	$7,180

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$(0.55)	$(0.59)	$(1.23)	$(0.76)
Discontinued operations	(0.10)	(0.09)	(0.20)	(0.15)
Before cumulative effect of change in accounting principle	(0.65)	(0.68)	(1.43)	(0.91)
Cumulative effect of change in accounting principle	-	-	-	1.35
Net income (loss) per share of common stock	$(0.65)	$(0.68)	$(1.43)	$0.44

Basic and diluted average shares outstanding	17,170	16,649	17,102	16,445

a.

Includes a $1.1 million insurance reimbursement for prior years’ hurricane damage repair costs that were previously charged to production and delivery costs when incurred.

b.

Includes approximately $6.8 million of costs associated with the nonproductive Lombardi Deep exploratory well at Vermilion Block 208 partially offset by a reimbursement of certain management service costs from McMoRan’s exploration venture partner (see below).

c.

Includes recognition of exploration venture management fee received from a third-party exploration partner totaling $6.0 million, including a $3.3 million reduction of general and administrative expense and a $2.7 million reduction of exploration expense.    The remaining $6.0 million of the management fee will be recognized as income ratably over the remainder of 2004.

d.

Represents costs associated with the advancement of the licensing process and the pursuit of commercial arrangements and financing for the Main Pass Energy Hub™ project.

e.

Reflects adoption of Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

I

McMoRan EXPLORATION Co.

OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales volumes:
Gas (thousand cubic feet, or Mcf)	339,500	346,200	748,000	926,000
Oil (barrels)	11,900	21,600	37,500	35,700
Plant products (equivalent barrels) [a]	5,200	1,200	11,800	7,300
Average realizations:
Gas (per Mcf)	$ 6.51	$ 5.27	$ 6.19	$ 6.08
Oil (per barrel)	38.00	29.53	36.02	31.56

a.

Results include approximately $0.1 million and $0.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter of 2004 and six months ending June 30, 2004, respectively, compared with $0.1 million and $0.4 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION Co.

CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2004	2003
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$85,937	$100,938
Restricted cash from discontinued operations	971	961
Restricted investments [a]	7,800	7,800
Accounts receivable	6,408	6,306
Prepaid expenses	682	1,053
Current assets from discontinued operations, excluding cash	1	417
Total current assets	101,799	117,475
Property, plant and equipment, net	40,031	26,185
Discontinued sulphur business assets	312	312
Restricted investments and cash [a]	15,057	18,974
Investment in K-Mc Venture I LLC	443	-
Other assets [a]	5,682	6,334
Total assets	$163,324	$169,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$18,393	$5,345
Accrued liabilities and other [b]	24,261	12,894
Accrued interest	3,900	3,900
Current portion of accrued oil and gas reclamation costs	-	238
Current portion of accrued sulphur reclamation cost	2,550	2,550
Current liabilities from discontinued operations	3,486	9,405
Total current liabilities	52,590	34,332
6% Convertible senior notes [a]	130,000	130,000
Accrued sulphur reclamation costs	11,885	11,451
Accrued oil and gas reclamation costs	7,321	7,035
Contractual postretirement obligation	21,137	22,034
Other long-term liabilities	17,992	18,435
Mandatorily redeemable convertible preferred stock [c]	29,520	30,586
Stockholders' deficit	(107,121)	(84,593)
Total liabilities and stockholders' deficit	$163,324	$169,280

a.

Includes amounts associated with issuance of $130 million of 6% convertible senior notes in July 2003.  Restricted investments include $19.3 million of U.S. Treasury Notes, including $7.8 million classified as current, to be used to pay the semi-annual interest payments through July 2, 2006.  Interest payments of $3.9 million were made on January 2, 2004 and July 2, 2004 using these restricted investments.  Other assets primarily reflects senior note issuance costs of $7.0 million, net of amortization of $1.4 million.

b.

Amount includes $6.0 million of unrecognized exploration venture management fee paid to McMoRan in June 2004 by its exploration venture partner (see note c to Statements of Operations).  McMoRan will recognize this amount as income ratably over the remainder of 2004.

c.

Amount reflects the issuance of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.2 million shares subsequently converted into common stock.

III

McMoRan EXPLORATION Co.

 STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(23,673)	$8,063
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	3,409	2,451
Depreciation and amortization	2,388	3,384
Exploration drilling and related expenditures	7,542	4,935
Cumulative effect of change in accounting principle	-	(22,162)
Compensation expense associated with stock-based awards	564	1,820
Reclamation and mine shutdown expenditures	(281)	(237)
Amortization of deferred financing costs	704	-
Equity in K-Mc Venture I LLC’s income	(443)	-
Other	245	(47)
(Increase) decrease in working capital:
Accounts receivable	1,989	1,959
Accounts payable, accrued liabilities and other [a]	10,200	(8,781)
Inventories and prepaid expenses	371	542
Net cash provided by (used in) continuing operations	3,015	(8,073)
Net cash used in discontinued operations	(3,215)	(5,226)
Net cash used in operating activities	(200)	(13,299)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(12,332)	(3,096)
Proceeds from restricted investments	3,900 [b]	-
Proceeds from disposition of oil and gas properties	-	7,050
Increase in restricted investments	(109)	-
Net cash (used in) provided by continuing operations	(8,541)	3,954
Net cash (used in) provided by discontinued operations	(5,920)[c]	131
Net cash (used in) provided by investing activities	(14,461)	4,085

Cash flow from financing activities:
Dividends paid on convertible preferred stock	(765)	(830)
Proceeds from exercise of stock options and other	435	148
Net cash used in continuing operations	(330)	(682)
Net cash used in by discontinued operations	-	-
Net cash used in financing activities	(330)	(682)
Net decrease in cash and cash equivalents	(14,991)	(9,896)
Net increase in restricted cash of discontinued operations	(10)	(11)
Net decrease in unrestricted cash and cash equivalents	(15,001)	(9,907)
Cash and cash equivalents at beginning of year	100,938	14,282
Cash and cash equivalents at end of period	$85,937	$4,375

a.

Amount includes $6.0 million of unrecognized exploration venture management fee paid to McMoRan in June 2004 by its exploration venture partner (see note c to Statements of Operations).  McMoRan will recognize this amount as income ratably over the remainder of 2004.

b.

On January 2, 2004, McMoRan made the initial interest payment associated with its 6% Convertible Senior Notes using a portion of its U.S. Treasury Notes proceeds that are held in escrow.

c.

Amount reflects $7.0 million payment to purchase certain leased sulphur railcars, net of $1.1 million of proceeds from the sale of the railcars received in the first half of 2004.

IV